Exhibit 99.3

Contact: Leah Stearns

Vice President, Investor Relations & Capital Markets

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION COMPLETES ACQUISITION OF

GLOBAL TOWER PARTNERS

Boston, Massachusetts – October 1, 2013: American Tower Corporation (NYSE: AMT) today announced that it has completed its previously announced acquisition of 100% of the outstanding common membership interests of MIP Tower Holdings LLC, a private real estate investment trust, which is the parent company of Global Tower Partners (“GTP”), an owner and operator of communications real estate, and related companies. GTP was majority owned by Macquarie Infrastructure Partners together with minority partners including Dutch pension fund manager PGGM and management.

As consideration for the acquisition, American Tower assumed approximately $1.5 billion of existing GTP debt and paid approximately $3.3 billion in cash. American Tower used approximately $2.8 billion of borrowings under its existing revolving credit facilities and approximately $0.5 billion of cash on hand to satisfy the cash portion of the purchase price. At closing, a portion of the cash consideration was placed in escrow for payment of potential indemnification obligations and purchase price adjustments. Following the closing, American Tower had total liquidity of $1.9 billion, which included cash on hand and remaining capacity under its existing revolving credit facilities.

About American Tower

American Tower is a leading independent owner, operator and developer of wireless and broadcast communications real estate. American Tower currently owns and operates over 61,000 communications sites in the United States, Brazil, Chile, Colombia, Costa Rica, Germany, Ghana, India, Mexico, Panama, Peru, South Africa and Uganda. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based those forward looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding use of funds held in escrow for potential indemnification or purchase price adjustments. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for our indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-Q for the quarter ended June 30, 2013 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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